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                                         EXHIBIT 5.2

                                    February 10, 2000

Securities and Exchange Commission
File Desk, Room 1004
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form S-8, I have been asked for my opinion that the McKesson HBOC, Inc. Deferred Compensation Administration Plan II (the "Plan") continues to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is subject only to the provisions of Parts 1 and 5 of Title I of ERISA.

In connection with this request, I note that Parts 1 and 5 of Title I of ERISA do not impose any substantive requirements regarding the documentation of unfunded plans of deferred compensation covering only a select group of management or highly compensated employees, such as the Plan. Accordingly, I am of the opinion that the terms of the Plan are in compliance with the applicable provisions of ERISA.

Pursuant to the requirements of the Securities Act of 1933, as amended, I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement referred to above, including any amendments thereto.

Very truly yours,



/s/Liza G. Ring
Liza G. Ring
Senior Counsel